Exhibit 12
                                                                   ----------

                                                   CONRAIL INC.
                                                   -----------
                               COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                               -----------------------------------------------------
                                                  ($ In Millions)


                                 Quarters Ended  Quarters Ended  Quarters Ended  Quarters Ended      Years Ended
                                    March 31,       June 30,      September 30,   December 31,       December 31,
                                 --------------  --------------  --------------  --------------  -----------------
                                  1994(1)  1993  1994      1993  1994      1993  1994      1993  1994  1993   1992
                                  ----     ----  ----      ----  ----      ----  ----      ----  ----  ----   ----
      Earnings
      --------
        Pre-tax income (loss)     $(53)    $ 73  $166      $137  $ 174     $ 58  $245      $172   $532  $440  $460
          Add:
            Interest expense        47       44    48        46     48       48    49        47    192   185   172
            Rental expense
             interest factor         9        7     9         5      7        5    17        12     42    29    26
          Less equity in
             undistributed
             earnings of 20-50%
             owned companies        (3)      (9)   (4)        2     (3)      (4)   (7)       (3)   (17)  (14)    4
                                  ----     ----  ----      ----   ----      ----  ----      ----   ----  ---- ----
      Earnings available for
       fixed charges              $ -      $115  $219      $190   $226      $107  $304      $228  $749  $640  $662
                                  ====     ====  ====      ====   ====      ====  ====      ====  ====  ====  ====
      Fixed Charges
      -------------
        Interest expense            47       44    48        46     48        48    49        47   192   185   172
        Rental expense interest
         factor                      9        7     9         5      7         5    17        12    42    29    26
        Capitalized interest                                  1      1                               1     1     1
                                  ----     ----  ----      ----   ----      ----  ----      ----  ----  ----  ----
      Fixed charges               $ 56     $ 51  $ 57      $ 52   $ 56      $ 53  $ 66      $ 59  $235  $215  $199
                                  ====     ====  ====      ====   ====      ====  ====      ====  ====  ====  ====
      Ratio of earnings to
       fixed charges                -      2.25x 3.84x     3.65x 4.04x      2.02x 4.61x     3.86x 3.19X 2.98x 3.33x
                                  ====     ====  ====      ====  ====       ====  ====      ====  ====  ====  ====

      Note:   For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

      (1) During the first quarter of 1994, the Company recorded a charge of $51 million (after tax benefits of $33 million) for a non-union employee voluntary retirement program and related costs.  After this one-time charge, earnings were insufficient by $56 million to cover fixed charges for the quarter.